UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Trian Fund Management, L.P. (“Trian”) placed the following advertisement in a Wilmington, Delaware newspaper on April 12, 2015 and may from time to time place such advertisement in additional publications:

WHY DID DUPONT CEO

ELLEN KULLMAN SELL

$80 MILLION WORTH

OF DUPONT

SHARES?

Since Trian first invested in

DuPont in March 2013, DuPont’s

CEO Ellen Kullman has sold over half

of her equity position, or approximately

$80 million worth of shares, all at prices of $72

or less.1 Her sales were from long-term incentives

or stock options she had been granted, some of which did

not expire until 2017.

Why would DuPont’s CEO sell so much stock if she believed the price would continue to increase? In our view, the only logical explanation is that she lacks confidence that DuPont shares will be worth more than $72 in 2017. The Board’s lack of oversight of these sales and its own minimal ownership of DuPont shares is just as disturbing. Trian believes executives are awarded long-term incentives to ensure an alignment of interests with stockholders. The intention is not for management to sell prematurely.

In contrast to the CEO and Board’s apparent view on value, Trian believes DuPont’s implied target value per share could be in excess of $120 by the end of 2017, as outlined in our open letter to the DuPont Board.2

With our nominees working for all DuPont stockholders in the boardroom,

Trian believes DuPont can be GREAT again.

PROTECT AND ENHANCE

YOUR INVESTMENT —

VOTE GOLD

TODAY.

VOTE THE GOLD PROXY CARD

For more information, visit DuPontCanBeGreat.com

1 Source: Form 4 filings of E.I. du Pont de Nemours and Company (“DuPont”). The $80 million estimate reflects the gross amount of stock sold by Ellen Kullman for reasons other than payment of taxes since funds managed by Trian Fund Management, L.P. (“Trian”) first invested in DuPont. The estimate is based on the average dollar amount specified in the applicable Form 4 multiplied by the number of shares sold. According to Securities and Exchange Commission (“SEC”) filings, most of the sales by Ellen Kullman were made pursuant to Rule 10b5-1 trading plans. While Rule 10b5-1 trading plans provide for automatic purchases or sales in amounts, for prices and/or on dates determined by formulas or similar methods, these plans generally may be terminated or amended prior to their predetermined end. For additional information, see page 91 of the Trian White Paper dated February 17, 2015, available at www.DuPontCanBeGreat.com.

2 The Open Letter to the DuPont Board dated September 16, 2014 is available at www.DuPontCanBeGreat.com. This advertisement does not recommend the purchase or sale of any security. There can be no assurance or guaranty with respect to the prices at which shares of DuPont common stock will trade in the future, and such shares may not trade at or above the valuation levels referred to herein.

© 2015 Trian Fund Management, L.P. All rights reserved. Trian and the investment funds it manages that hold shares of DuPont, together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the SEC on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of DuPont, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of DuPont in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. The Participants’ definitive proxy statement and a form of proxy have been mailed to stockholders of DuPont. These materials and other materials filed by the Participants in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by the Participants with the SEC are also available, without charge, from Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

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